EXHIBIT 99.1

Surna Announces Participation at Upcoming Investor Conferences

Marking Launch of First-ever Investor Outreach Program

September 13, 2019 – Boulder, Colorado – Surna Inc. (OTCQB: SRNA) is pleased to announce its participation at the following upcoming conferences:

●	Fall Investor Summit (https://microcapconf.com/) – September 16 – 17, 2019, New York. The Fall Investor Summit will take place at the Essex House, featuring 160 presenting companies and over 1,000 investors.

●	12th Annual LD Micro Main Event (https://www.ldmicro.com/) – December 10 – 11, 2019, Los Angeles. The Main Event will be held at the Luxe Sunset Boulevard Hotel, with 250 presenting companies and 1,300 attendees.

“Having achieved record Q2 2019 revenue as well as our first-ever quarterly profit, we have initiated our inaugural direct investor outreach program, as part of a broader effort to engage the investor community and share Surna’s progress. Through these micro-cap conferences, we hope to expand our investor base, increase our institutional ownership, and improve our liquidity,” stated Tony McDonald, the Company’s CEO.

Mr. McDonald will be presenting at these conferences and will be available for pre-scheduled one-on-one meetings during the conferences. For presentation dates and times, please visit our website at https://surna.com/investor-relations/. To schedule one-on-one meetings at the conferences, please contact the conference organizers at their websites cited above.

Beginning Tuesday, September 17, 2019, a copy of the Fall Investor Summit presentation will be available at https://surna.com/fall-investor-summit/.

About Surna

Surna Inc. (www.surna.com) designs, engineers and manufactures application-specific environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities in the U.S. and Canada. Our engineering and technical team provides energy and water efficient solutions that allow growers to meet the unique demands of a cannabis cultivation environment through precise temperature, humidity, and process controls and to satisfy the evolving code and regulatory requirements being imposed at the state, provincial and local level.

Contact:

Jamie English

Director of Marketing

jamie.english@surna.com

303.993.5271